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                                                                       EXHIBIT 3

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                   LANCE, INC.

                       (As amended through April 17, 1998)

         1. The name of this Corporation is LANCE, INC.

         2. The address of the registered office of the Corporation in the State of North Carolina is 8600 South Boulevard, Charlotte, North Carolina, Mecklenburg County, North Carolina and the mailing address is Post Office Box 32368, Charlotte, North Carolina 28232 and the name of its registered agent at such address is B. C. Preslar.

         3. The purposes for which the Corporation is organized are:

                  (a) To manufacture, process, pack, purchase, distribute and sell, both at wholesale and retail, and generally trade and deal in and with peanuts, peanut products, crackers, sandwiches, cracker sandwiches, candies, cookies, confectioneries, cakes, potato and corn chips, snacks, goods, commodities, wares, merchandise and food products of every kind, nature and description,

                  (b) To sell, merchandise and otherwise distribute food products of every kind, nature and description with mechanical, electronic, automatic and automated vending machines, devices and equipment of every kind, nature and description,

                  (c) To purchase, own, lease, maintain and operate a fleet of motor vehicles to transport, distribute and deliver food products, equipment, raw materials, supplies, machinery, goods, commodities, wares and merchandise,

                  (d) To buy, sell, own, lease as lessor or lessee, develop, improve and deal in and with real estate of all kinds and for all purposes, and to engage in any business directly or indirectly related thereto,

                  (e) To engage in any other lawful activity, including but not limited to, (i) buying, selling, leasing as lessor or lessee, brokering, factoring, and dealing in or with real, personal and mixed property of all kinds and for all uses and purposes; (ii) constructing, manufacturing, raising or otherwise producing and repairing, servicing, storing or otherwise caring for any type of building, structure, product, commodity or livestock whatsoever; (iii) extracting and processing natural resources; (iv) transporting freight or passengers by land, sea or air; (v) collecting and disseminating information, opinion or advertisement through any medium whatsoever; (vi) performing personal services of any nature; and (vii) entering into or serving in any type of management, investigative, advisory, promotional,


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         protective, insurance, guarantyship, suretyship, fiduciary or representative capacity or relationship for or with any persons, firms or corporations whatsoever,

                  (f) To carry out all or any part of the foregoing objects and purposes in any part of the world or universe as principal, agent, contractor, or otherwise, either alone or in conjunction with any entity or entities, and either directly or indirectly through one or more subsidiaries or controlled entities organized or utilized for the purpose; and in carrying on its business and for the purpose of attaining or furthering any of its objects or purposes, to make and perform such contracts, to do such acts and things, and to exercise such powers, as a natural person could lawfully make, perform, do or exercise, all in the manner and to the extent, now or hereafter authorized or permitted by law, and

                  (g) To carry on all or any of its operations or business in the State of North Carolina and/or in any or all other territories, states, possessions, colonies and dependencies of the United States of America, and in the District of Columbia, in any or all foreign countries and in any other jurisdiction throughout the world or universe; to have one or more offices within or without the State of North Carolina; to do any and all things necessary, suitable, convenient or proper for, or in connection with, or incidental to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of the Corporation; and in general to do any and all things and exercise any and all powers which it may now or hereafter be lawful for the Corporation to do or exercise under the laws of the State of North Carolina; provided, however, that the Corporation shall not in any possession, country or other jurisdiction carry on any business or exercise any powers except such as the Corporation may be entitled to carry on or exercise under the laws of said possession, country or other jurisdiction.

         4. The number of shares the Corporation is authorized to issue is 80,000,000 divided into shares as follows:

                  (a) 5,000,000 shares of Preferred Stock with a par value of $1 per share, with the Preferred Stock to be issued in such series and with such preferences, limitations and relative rights as shall be determined from time to time by the Board of Directors; and

                  (b) 75,000,000 shares of Common Stock with a par value of $.83-1/3 per share.

         5. Except as provided in the North Carolina Business Corporation Act, the Board of Directors of this Corporation shall have the power, without the assent or vote of the shareholders, to make, alter, amend and rescind the Bylaws of this Corporation.

         6. The period of duration of the Corporation is perpetual.


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         7. No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

         8. The affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Corporation entitled to vote shall be necessary for the following corporate actions:

                  (a) Merger or consolidation of the Corporation;

                  (b) Sale, lease or exchange of all or substantially all of the property or assets of the Corporation; or

                  (c) Dissolution of the Corporation.

         This paragraph shall not require approval of the shareholders of the Corporation on any of the above corporate actions for which shareholder approval is not required under the North Carolina Business Corporation Act.

         9. To the fullest extent permitted by applicable law, no director of the Corporation shall have any personal liability arising out of any action whether by or in the right of the Corporation or otherwise for monetary damages for breach of his or her duty as a director. This Paragraph shall not impair any right to indemnity from the Corporation which any director may now or hereafter have. Any repeal or modification of this Paragraph shall be prospective only and shall not adversely affect any limitation hereunder on the personal liability of a director with respect to acts or omissions occurring prior to such repeal or modification.


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